Exhibit 10.32

FORM OF AMENDED AND RESTATED 2009 ADVISORY AGREEMENT

This AMENDED AND RESTATED 2009 ADVISORY AGREEMENT (this “Agreement”) is dated as of                 , 2013, and is between SeaWorld Parks & Entertainment, Inc. (formerly known as SW Acquisitions Co., Inc.), a Delaware corporation (“SWPE), SeaWorld Parks & Entertainment LLC, a Delaware limited liability company, Sea World LLC, a Delaware limited liability company (collectively with SWPE, SeaWorld Parks & Entertainment LLC and their respective successors, the “Companies”) Blackstone Real Estate Advisors VI L.P., a Delaware limited partnership (“BREP”) and Blackstone Management Partners V L.L.C., a Delaware limited liability company (“BMP” and together with BREP, “Blackstone”). This Agreement amends and restates in its entirety the Transaction and Advisory Fee Agreement dated as December 1, 2009 between the parties hereto.

BACKGROUND

1. SWPE entered into an Equity Purchase Agreement, dated as of October 7, 2009 as amended, supplemented or modified (the “Acquisition Agreement”), by among Anheuser-Busch Companies, Inc., Anheuser-Busch Inbev SA/NV, SW Cayman L.P. (formerly known as Orca Cayman L.P.) and SWPE.

2. In accordance with the Acquisition Agreement, SWPE acquired all of the outstanding equity of SeaWorld Parks & Entertainment LLC and Sea World LLC (the “Acquisition”).

3. Blackstone has expertise in the areas of finance, strategy, investment, acquisitions and other matters relating to the Companies and their business and facilitated the Acquisition and certain other related transactions (collectively, the “Transactions”) through its provision of financial and structural analysis, due diligence investigations, other advice and negotiation assistance with all relevant parties to the Transactions. Blackstone also provided advice and negotiation assistance with relevant parties in connection with the financing of the Transactions as contemplated by the Acquisition Agreement.

4. The Companies desire to avail themselves, for the term of this Agreement, of Blackstone’s expertise in providing financial and structural analysis, due diligence investigations, corporate strategy, other advice and negotiation assistance, which the Companies believe will be beneficial to them, and Blackstone desires to provide the services to the Companies as set forth in this Agreement in consideration of the payment of the fees described below.

5. The rendering by Blackstone of the services described in this Agreement has been made and will be made on the basis that the Companies will pay, or cause to be paid, the fees described below.

In consideration of the premises and agreements contained herein and of other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

SECTION 1. Appointment. The Companies hereby engage Blackstone to render the Services (as defined in Section 2(a), below) on the terms and subject to the conditions of this Agreement.

SECTION 2. Services.

(a) Blackstone agrees that until the Termination Date (as defined below) or the earlier termination of its obligations under this Section 2(a) pursuant to Section 3(e) hereof, it will render to the Companies, by and through itself and its affiliates and such of their respective officers, employees, representatives, agents and third parties as Blackstone in its sole discretion may designate from time to time (“Representatives”), monitoring, advisory and consulting services in relation to the affairs of the Companies and their subsidiaries, including, without limitation, (i) advice regarding the structure, distribution and timing of private or public debt or equity offerings and advice regarding relationships with the Companies and their subsidiaries’ lenders and bankers, including in relation to the selection, retention and supervision of independent auditors, outside legal counsel, investment bankers or other financial advisors or consultants, (ii) advice regarding the strategy of the Companies and their subsidiaries, (iii) advice regarding the structuring and implementation of equity participation plans, employee benefit plans and other incentive arrangements for certain key executives of the Companies, (iv) general advice regarding dispositions and/or acquisitions, (v) advice regarding the business of the Companies and their subsidiaries, (vi) advice relating to and approving major capital projects and (vii) such other advice directly related to or ancillary to the above financial advisory services as may be reasonably requested by the Companies (collectively, the “Services”). Blackstone will have no obligation to provide any other services to the Company absent an agreement between Blackstone and the Companies over the scope of such other services and the payment therefor.

(b) It is expressly agreed that the Services to be rendered hereunder will not include investment banking or other financial advisory services which may be provided by Blackstone or any of its affiliates to the Companies, or any of their affiliates, in connection with any specific acquisition, divestiture, disposition, merger, consolidation, restructuring, refinancing, recapitalization, issuance of private or public debt or equity securities (including, without limitation, an initial public offering of equity securities), financing or similar transaction by the Companies or any of their subsidiaries. Blackstone may be entitled to receive additional compensation for providing services of the type specified in the preceding sentence by mutual agreement of the Companies or such subsidiary, on the one hand, and Blackstone or its relevant affiliate, on the other hand. In the absence of an express agreement regarding the provision by Blackstone or its affiliate of such services and the compensation therefor in connection with any such transaction specified in this Section 2(b), in lieu of being engaged to provide such services on mutually agreeable terms Blackstone shall be entitled to receive upon consummation of:

(i) any such acquisition, divestiture, disposition, merger, consolidation, restructuring or recapitalization, a non-refundable and irrevocable fee equal to (x) 1% of the aggregate enterprise value of the acquired, divested, merged, consolidated, restructured or recapitalized entity (calculated, on a consolidated basis for such entity, as the sum of (1) the market value of its common equity (or the fair market value thereof if not publicly traded), (2) the value of its preferred stock (at liquidation value), (3) the book value of its minority interests and (4) its aggregate long- and short-term debt, less its cash and cash equivalents(other than $10 million of cash deemed to be permanently required in the business)), or (y) if such transaction is structured as an asset purchase or sale, 1% of the consideration paid for or received in respect of the assets acquired or disposed of (including the amount of any liabilities assumed by the buyer in the transaction);

(ii) any such refinancing, a non-refundable and irrevocable fee equal to 1% of the aggregate value of the securities subject to such refinancing; and

(iii) any such issuance other than an issuance in an initial public offering, a non-refundable and irrevocable fee equal to 1% of the aggregate value of the securities subject to such issuance.

(c) Without affecting the rights of Blackstone under Section 2(b) hereof, if the Companies or any of their subsidiaries determines that it is advisable for the Companies or such subsidiary to hire a financial advisor, consultant, investment banker or any similar advisor in connection with any acquisition, divestiture, disposition, merger, consolidation, restructuring, refinancing, recapitalization, issuance of private or public debt or equity securities (including, without limitation, an initial public offering of equity securities), financing or similar transaction, it will notify Blackstone of such determination in writing. Promptly thereafter, upon the request of Blackstone, the parties will negotiate in good faith to agree upon appropriate services, compensation and indemnification in respect of the Companies or such subsidiary hiring Blackstone or one of its affiliates to provide such services. The Companies and their subsidiaries may not hire any person, other than Blackstone or one of its affiliates to perform any such services unless all of the following conditions have been satisfied: (i) the parties are unable to agree upon the terms of the engagement of Blackstone or its affiliate to render such services after 10 days following receipt by Blackstone of such written notice; (ii) such other person has a reputation that is at least equal to the reputation of Blackstone or its affiliate in respect of such services; (iii) five business days have elapsed after the Companies or such subsidiary provides a written notice to Blackstone of its intention to hire such other person, which notice shall identify such other person and shall describe in reasonable detail the nature of the services to be provided, the compensation to be paid and the indemnification to be provided; (iv) the compensation to be paid is not more than the amount (including the amount of any fee to which Blackstone was entitled in accordance with Section 2(b) above) Blackstone or its affiliate was willing to accept in the negotiations described above; and (v) the indemnification to be provided to such other person is not more favorable to it than the indemnification that Blackstone or its affiliate was willing to accept in the negotiations described above.

SECTION 3. Advisory Fee.

(a) In consideration of the Services being rendered by Blackstone in accordance with Section 2(a), the Companies will pay, or will cause to be paid, to Blackstone, in advance of the relevant fiscal year, an annual non-refundable advisory fee (the “Advisory Fee”) equal to 1.5% of Consolidated EBITDA (as defined in the Credit Agreement dated as of December 1, 2009 (the “Closing Date”), as amended, by and among SeaWorld Entertainment, Inc., SWPE, the guarantors party thereto and the lenders from time to time party thereto) for such twelve-month period (the “EBITDA Amount”).

(b) The Advisory Fee for the 13-month period ending December 31, 2010 shall be paid on the closing of the Acquisition in respect of Services to be rendered from the closing of the Acquisition to December 31, 2010 (which Advisory Fee for such period shall initially be estimated to be equal to $4,000,000). Thereafter, the Advisory Fee for each subsequent 12-month period shall be paid in advance on the first business day of January in each year, beginning on January 1, 2011.

(c) The Advisory Fee paid on the relevant payment date for each relevant period shall be based on management’s then most current estimate of the projected EBITDA Amount for such period (or, in the case of the Advisory Fee paid on the Closing Date, based on the fixed amount of $4,000,000). Following the availability of audited financial statements for such period, the Companies shall recalculate the EBITDA Amount and the Advisory Fee on the basis of such actual results, and based on such recalculation, (A) if the applicable recalculated Advisory Fee is more than the Advisory Fee previously paid by the Companies to Blackstone in respect of such period, the Companies shall pay to Blackstone the difference between such amounts and (B) if the applicable recalculated Advisory Fee is less than the Advisory Fee previously paid by the Companies to Blackstone in respect of such period, then Blackstone shall pay to the Companies the difference between such recalculated Advisory Fee and the Advisory Fee actually received from the Companies in respect of such period. Any payment required by the preceding sentence shall be paid by the Companies or Blackstone, as applicable, no later than two business days following the determination of the amount of such payment.

(d) To the extent the Companies cannot pay, or cause to be paid, the Advisory Fee for any reason, including by reason of any prohibition on such payment pursuant to any applicable law or the terms of any debt financing of the Companies or their subsidiaries, the payment by the Companies or any of their subsidiaries to Blackstone of the accrued and payable Advisory Fee will be deferred and will be payable immediately on the earlier of (i) the first date on which the payment of such deferred Advisory Fee is no longer prohibited under any contract applicable to the Companies or their subsidiaries, as applicable, is otherwise able to make such payment, or cause such payment to be made and (ii) total or partial liquidation, dissolution or winding up of the Companies. Notwithstanding anything to the contrary herein, under any applicable law or under any contract applicable to the Companies or their subsidiaries, any forbearance of collection of the Advisory Fee by Blackstone shall not be deemed to be a subordination of such payments to any other person, entity or creditor of the Companies or their subsidiaries. Any such forbearance shall be at Blackstone’s sole option and discretion and shall in no way impair Blackstone’s right to collect such payments. Any installment of the Advisory Fee not paid on the scheduled due date will bear interest, payable in cash when the underlying installment is paid, at an annual rate of 10%, compounded quarterly, from the date due until paid.

(e) Upon the occurrence of (i) a change of control, (ii) a sale of all or substantially all of the assets of the Companies or (iii) an initial public offering of the equity of the Companies, their parent, or their respective successors (or at any time thereafter) (a “Trigger Event”), the Companies or their successors will, on a joint and several basis, pay or cause to be paid to Blackstone a “Milestone Payment” with respect to such Trigger Event. The Milestone Payment will be equal to the present value of all Advisory Fee payments that, absent the occurrence of the Trigger Event, would otherwise have accrued and been payable through the tenth anniversary of the Closing Date, based on the continued payment of a Advisory Fee in an amount equal to the then applicable estimate for the Advisory Fee for the fiscal year of the Company in which the Trigger Event occurs, discounted at a rate equal to the yield to maturity on the close of business on the second business day immediately preceding the date the Milestone Payment is payable of the class of outstanding U.S. government bonds having a final maturity closest to such tenth anniversary date.

(f) To the extent the Companies do not pay, or cause to be paid, any portion of the Milestone Payment by reason of any prohibition on such payment pursuant to any applicable law, the terms of any agreement or indenture governing indebtedness of the Companies or their subsidiaries, any unpaid portion of the Milestone Payment shall be paid to Blackstone immediately on the earlier of (i) the first date on which the payment of such unpaid amount is no longer prohibited under any such agreement or indenture applicable to the Companies and the Companies or their subsidiaries, as applicable, is otherwise able to make such payment, or cause such payment to be made and (ii) total or partial liquidation, dissolution or winding up of the Companies. Notwithstanding anything to the contrary herein, under any applicable law or under any contract applicable to the Companies or their subsidiaries, any forbearance of collection of the Milestone Fee by Blackstone shall not be deemed to be a subordination of such payments to any other person, entity or creditor of the Companies or their subsidiaries. Any such forbearance shall be at Blackstone’s sole option and discretion and shall in no way impair Blackstone’s right to collect such payments. Any portion of the Milestone Payment not paid on the scheduled due date shall bear interest at an annual rate equal to 10% per annum, compounded quarterly, from the date due until paid.

(g) Any payments made to Blackstone by the Companies pursuant to this Section 3, and any post-payment adjustments in respect thereof, shall be paid to (or, in the case of post-payment adjustments owed to the Companies, shall be paid by), Blackstone in the following manner: (i) 90.1% of any such payments shall be payable to (or refunded by, as applicable) BMP and (ii) 9.9% of any such payments shall be payable to (or refunded by, as applicable) BREP (such percentage for each of BMP and BREP, their “Pro Rata Amount”).

SECTION 4. Reimbursements. In addition to the fees payable pursuant to this Agreement, the Companies will pay, or cause to be paid, directly, or reimburse Blackstone and its affiliates for, their respective Out-of-Pocket Expenses (as defined below). For the purposes of this Agreement, the term “Out-of-Pocket Expenses” means the out-of-pocket costs and expenses incurred by Blackstone and its affiliates in connection with the Services or other services provided by them under this Agreement, or otherwise incurred by Blackstone or its affiliates from time to time in the future in connection with their ownership (such as complying with reporting requirements of the Securities and Exchange Commission) or subsequent direct or indirect sale or transfer of capital stock of the Companies or their respective successors, including, without limitation, (a) fees and disbursements of any independent professionals and organizations, including independent accountants, outside legal counsel or consultants, retained by Blackstone or any of its affiliates, (b) costs of any outside services or independent contractors such as financial printers, couriers, business publications, on-line financial services or similar services, retained or used by Blackstone or any of its affiliates, and (c) transportation, per diem costs, word processing expenses or any similar expense not associated with Blackstone or its affiliates’ ordinary operations. All payments or reimbursements for Out-of-Pocket Expenses will be made by wire transfer in same-day funds promptly upon or as soon as practicable following request for payment or reimbursement in accordance with this Agreement, to the bank account indicated to the Companies by the relevant payee.

SECTION 5. Indemnification. The Companies will, as primary obligors, indemnify and hold harmless Blackstone, its affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives (each such person being an “Indemnified Party”) from and against any and all actions, suits, investigations, losses, claims, damages and liabilities, including in connection with seeking indemnification, whether joint or several (the “Liabilities”), related to, arising out of or in connection with the Transactions, the Services or other services contemplated by this Agreement or the engagement of Blackstone pursuant to, and the performance by Blackstone of the Services or other services contemplated by, this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by the Companies. The Companies will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses and any other litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Companies agree that they will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability, without future obligation or prohibition on the part of the Indemnified Party, arising or that may arise out of such claim, action or proceeding, and does not contain an admission of guilt or liability on the part of the Indemnified Party. The Companies will not be liable under the foregoing indemnification provision with respect to any particular loss, claim, damage, liability, cost or expense of an Indemnified Party that is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. The attorneys’ fees and other expenses of an Indemnified Party shall be paid by the Companies as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Party to repay such amounts if it is finally judicially determined that the Liabilities in question resulted solely from the gross negligence or willful misconduct of such Indemnified Party.

The rights of an Indemnified Party to indemnification hereunder will be in addition to any other rights and remedies any such person may have under any other agreement or instrument to which each Indemnified Party is or becomes a party or is or otherwise becomes a beneficiary or under any law or regulation.

SECTION 7. Accuracy of Information. The Companies shall furnish or cause to be furnished to Blackstone such information as Blackstone believes reasonably appropriate to rendering the Services and other services contemplated by this Agreement and to comply with the Securities and Exchange Commission or other legal requirements relating to the beneficial ownership by Blackstone or its affiliates and their respective members, officers and employees of equity securities of the Companies (all such information so furnished, the “Information”). The Companies recognize and confirm that Blackstone (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the Services and other services contemplated by this Agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) is entitled to rely upon the Information without independent verification.

SECTION 8. Term. This Agreement will become effective as of the Closing and (except as otherwise provided herein) will continue until the “Termination Date,” which is the earlier of (i) the tenth anniversary of the original date hereof and (ii) such earlier date as the Companies and Blackstone may mutually agree upon in writing; provided, that (x) the occurrence of the Termination Date will not affect the obligations of the Companies to pay, or cause to be paid, any amounts accrued but not yet paid as of such date, (y) Section 4 hereof will remain in effect after the Termination Date with respect to Out-of-Pocket Expenses that were incurred prior to or within a reasonable period of time after the Termination Date, but which have not been paid to Blackstone or its affiliates in accordance with Section 4 hereof, and (z) the provisions of Sections 3(d), 3(f), 5, 6, 7, 8 and 9 hereof will survive after the Termination Date. The Advisory Fee will accrue and be payable with respect to the entire fiscal year of the Companies in which the Termination Date occurs, except as otherwise provided in Section 3(e).

SECTION 9. Disclaimer, Opportunities, Release and Limitation of Liability.

(a) Disclaimer; Standard of Care. Blackstone makes no representations or warranties, express or implied, in respect of the Services to be provided hereunder. In no event shall Blackstone or any Indemnified Party be liable to the Companies or any of their affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of Blackstone as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b) Freedom to Pursue Opportunities. In recognition of the fact that Blackstone and its affiliates (i) currently have, and will in the future have or will consider acquiring, investments in other enterprises that engage or may engage in the same or similar activities or lines of business as the Companies or which the Companies may be interested in acquiring (collectively, “Competing Activities”), (ii) may serve as an advisor, a director or in some other capacity in connection with one or more Competing Activities, and (iii) and in further recognition of the fact that Blackstone and its affiliates have myriad duties to various investors and partners, and in further recognition of the benefits to be derived by the Companies hereunder and the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 8(b) are set forth to regulate, define and guide the conduct of certain affairs of the Companies as they may involve Blackstone and its affiliates. Except as Blackstone may otherwise agree in writing after the date hereof:

(i) Blackstone and its affiliates shall have the right: (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Companies and their subsidiaries); (B) to directly or indirectly do business with any client or customer of the Companies and their subsidiaries; (C) to take any other action that Blackstone believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 8(b); and (D) not to present potential transactions, matters or business opportunities to the Companies or any of their subsidiaries, and to pursue, directly or indirectly, any such opportunity for themselves, and to direct any such opportunity to another person.

(ii) Blackstone and its affiliates shall have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Companies or any of their affiliates or to refrain from any actions specified in Section 8(b)(i) hereof, and the Companies, on their own behalf and on behalf of their affiliates, hereby irrevocably waives any right to require Blackstone or any of their affiliates to act in a manner inconsistent with the provisions of this Section 8(b).

(iii) Neither Blackstone nor any of its affiliates shall be liable to the Companies or any of their affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 8(b) or of any such person’s participation therein.

(c) Release. The Companies hereby irrevocably and unconditionally release and forever discharge Blackstone and its affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives from any and all liabilities, claims and causes of action related to, arising out of or in connection with the Transactions, the Services or other services contemplated by this Agreement or the engagement of Blackstone pursuant to, and the performance by Blackstone of the Services or other services contemplated by, this Agreement that the Companies may have, or may claim to have, on or after the date hereof, or otherwise as a result of engaging in Competing Activities, except with respect to any act or omission that constitutes gross negligence or willful misconduct as determined by a final, non-appealable determination of a court of competent jurisdiction.

(d) Limitation of Liability. In no event will Blackstone or any Indemnified Party be liable to the Companies or any of their affiliates (i) for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third-party claims (whether based in contract, tort or otherwise), related to, arising out of or in connection with the Transactions, the Services or other services contemplated by this Agreement or the engagement of Blackstone pursuant to, and the performance by Blackstone of the Services or other services contemplated by, this Agreement, or otherwise as a result of engaging in Competing Activities, that the Companies may have, or may claim to have, on or after the date hereof, except with respect to any act or omission that constitutes gross negligence or willful misconduct as determined by a final, non-appealable determination of a court of competent jurisdiction or (ii) for an amount in excess of the fees actually received by Blackstone hereunder.

SECTION 10. Miscellaneous.

(a) No amendment or waiver of any provision of this Agreement, or consent to any departure by any party hereto from any such provision, will be effective unless it is in writing and signed by each of the parties hereto. Any amendment, waiver or consent will be effective only in the specific instance and for the specific purpose for which given. The waiver by any party of any breach of this Agreement will not operate as or be construed to be a waiver by such party of any subsequent breach.

(b) Any notices or other communications required or permitted hereunder shall be made in writing and will be sufficiently given if delivered personally or sent by facsimile with confirmed receipt, or by overnight courier, addressed as follows or to such other address of which the parties may have given written notice:

if to Blackstone:

c/o The Blackstone Group L.P.

345 Park Avenue

New York, New York 10154

Attention: Peter Wallace

Facsimile: (212) 583-5710

if to the Companies:

c/o SeaWorld Parks & Entertainment, Inc.

9205 S. Park Center Loop, Ste 400

Orlando, FL 32819

Attention: Chief Legal Officer

Unless otherwise specified herein, such notices or other communications will be deemed received (i) on the date delivered, if delivered personally or sent by facsimile with confirmed receipt, and (ii) one business day after being sent by overnight courier.

(c) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

(d) This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.

(e) Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Wilmington, Delaware for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this agreement, the court in which such litigation is being heard shall be deemed to be included in clause (i) above. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9(b) hereof is reasonably calculated to give actual notice.

(f) Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Companies without the prior written consent of Blackstone; provided, however, that Blackstone may assign or transfer its duties or interests hereunder to any of its affiliates at the sole discretion of Blackstone. Subject to the foregoing, the provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the next sentence, no person or party other than the parties hereto and their respective successors or permitted assigns is intended to be a beneficiary of this Agreement. The parties acknowledge and agree that Blackstone and its affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives are intended to be third-party beneficiaries under Section 5 hereof.

(g) This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together will be deemed to constitute one and the same instrument.

(h) Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

(i) Each payment made by the Companies pursuant to this Agreement shall be paid by wire transfer of immediately available federal funds to such account or accounts as specified by Blackstone to the Company prior to such payment.

SECTION 11. Joint and Several Liability. All references herein to any liability or obligation of the Companies shall be deemed to be a liability or obligation of SWPE, SeaWorld Parks & Entertainment LLC and Sea World LLC, which entities shall be jointly and severally liable to discharge such liabilities and/or perform such obligations.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Transaction and Advisory Fee Agreement as of the date first written above.

BLACKSTONE MANAGEMENT PARTNERS V L.L.C.

By:
Name:
Title:

BLACKSTONE REAL ESTATE ADVISORS VI L.P.

By:	Blackstone Real Estate Advisors VI L.P., its general partner

By:
Name:
Title:

SEAWORLD PARKS & ENTERTAINMENT, INC.

By:
Name:
Title:

SEAWORLD PARKS & ENTERTAINMENT LLC

By:
Name:
Title:

SEA WORLD LLC

By:
Name:
Title: